Exhibits 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

The firm of Lynda R. Keeton CPA, LLC consents to the inclusion of this report dated May 31, 2012, except for Note 3 which is dated August 27, 2012, accompanying the audited financial statements of United People Power, Inc. (a development stage company) for the period ended December 31, 2011 and the period March 3, 2011 (inception) to December 31, 2011, and the reviewed financial statements for the three month period ended March 31, 2012, and the period March 3, 2011 (inception) to March 31, 2012, in the Registration Statement of Form S-1/A No. 2, with the U.S. Securities and Exchange Commission.

We also consent to the reference to our firm under the heading of “Experts” in this registration statement.

/s/ Lynda R. Keeton CPA, LLC

Lynda R. Keeton CPA, LLC

Henderson, NV

August 28, 2012